EXHIBIT 99.1

SAGENT RECEIVES NOTICE OF DEFAULT FROM CDC SOFTWARE CORPORATION

MOUNTAIN VIEW, Calif., Mar 21, 2003 (BUSINESS WIRE)—Sagent Technology (SGNT) today announced that it has received notice from CDC Software Corporation, a wholly owned subsidiary of chinadotcom corporation (CHINA), declaring that an event of default has occurred under the secured loans totaling $7 million made by CDC to Sagent in the fourth quarter of 2002. CDC has declared the entire principal amount under the loans to be immediately due and payable, and has asserted control over the Company’s bank deposit accounts. On March 20, 2003, CDC caused approximately $4 million that was in Sagent’s deposit accounts to be transferred to a bank account in Hong Kong.

Sagent does not believe that an event of default exists under the loans. Sagent is current in payments of interest under the loans, and no principal payments are due under the loans prior to October 24, 2004. Sagent is contesting CDC’s actions and will pursue all available remedies. In addition, Sagent is evaluating several strategic alternatives, including refinancing its existing debt or selling all or a portion of its assets or business to a third party.

About Sagent

Sagent’s patented technology fundamentally changes the way that data warehouses are built and accessed. Sagent’s unique data flow server enables business users to easily extend the structure of a data warehouse with new analytics that support immediate business needs. This technology is at the core of Sagent’s ETL, EII and business intelligence solutions, as well as multiple partner solutions that address the needs of specific vertical and functional application areas. Sagent has more than 1,500 customers worldwide, including: AT&T, Boeing Employees Credit Union, BP Amoco, Carrefour, Citibank, Diageo, Heineken, Kawasaki, Kemper National Insurance, La Poste, NTT-DoCoMo, Siemens, and Singapore Telecom. Key partners include Advent Software, Cap Gemini Ernst & Young, HAHT Commerce, Hyperion, Microsoft, Satyam, Sun Microsystems, and Unisys. Sagent is headquartered in Mountain View, California. For more information about Sagent, please visit www.sagent.com.

Certain statements in this news release, including the statements regarding Sagent’s strategic alternatives and the merit of CDC’s declarations, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results could be materially different from those discussed in this news release.

Sagent

Patty Szoka, 650/815-3258

pszoka@sagent.com

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